VOXX
Moderator: Pat Lavelle
01-09-14/10:00 a.m. ET
Confirmation # 29637635

VOXX

Moderator:    Pat Lavelle
January 9, 2014
10:00 a.m. ET

Operator:
Good day, ladies and gentlemen, and welcome to the Voxx Fiscal 2014 Third Quarter conference call. At this time, all participants are in listen-only mode. Later, we will conduct a question and answer session and instructions will follow at that time. If anyone should require assistance during the conference, please press star then zero on your touchtone telephone. As a reminder, this call is being recorded.

I would now like to turn the call over to Glenn Wiener. You may begin.

Glenn Wiener:
Thank you very much and good morning, everyone. Welcome to Voxx International Fiscal 2014 Third Quarter 9-month results conference call. Today’s call is being webcast from our website, www.VOXXINTL.com. That’s VOXXINTL.com. It can be accessed in the investor relation section. We also have a replay available for those who are unable to join us.

We’re here at CES. (Inaudible) close to 20 years with the company, I’ve never seen such a strong reception to our new products and partnerships, but I will let Pat cover those details in his remarks.

Before turning the call over, I’d like to remind everyone that except for his historical information contained herein, statements made on today’s call and webcast that would constitute forward-looking statements are based on currently available information and the company assumes no responsibility to update any such forward-looking statements.

Risk factors associated with our business are detailed in our Form 10K for the fiscal year ended February 28, 2013.

At this time, I’d like to turn the call over to Pat Lavelle, our president and CEO of Voxx International. Pat?

Pat Lavelle:	Thank you, Glenn, and good morning, everyone. Sorry for the Vegas voice. It happens every year. We are out in Las Vegas at the Consumer Electronic Show and it has been a great start to the year.

So far, there’s lots of excitement. We had another record attendance at our press conference and a positive reception to many of our new products and programs, and based on this, I see no reason borrowing any major downward swings in the economy, why we shouldn’t be positioned for organic growth next year with good returns.

During my discussion of the third quarter and our year-to-date performance, I will be focusing on sales and market trends, as Mike will go into the P&L and balance sheet details when I’m done.

Our third quarter sales were up 2.8 million versus last year with growth in our automotive and premium audio segments. All of our OEM operations were up, international sales were up despite consumer weakness in the Euro Zone, and most of our domestic businesses were up as well.

Sales for the first 9 months of the year are off 6.2 million or 1 percent. Some of this climb was expected and we made a strategic decision to protect certain price points in the premium audio category and transition to new UPP pricing. And by that, I mean, Universal Pricing Program, which causes us to pull back from some online retail sales that did not fit our brand and pricing objectives.

While these moves make retail sales a bit in the near-term, they should strengthen our gross margins and protect our value (inaudible). Other factors impacting our top line continue to be the situation in Venezuela, the satellite radio, and our exiting of lower margin product lines.

Year-to-date, these three factors represent an excess of 30 million in sales. As for the holiday season, selling at retail in the U.S. was very strong; however, sell through has been mixed and industry reports I’ve seen show a similar trend to last year.

CEA, however, is supporting that TVs are, in fact, growing again, which could lead to positive growth for our business as many of our premium audio and consumer accessory products are attachment products through TVs.

Within our automotive segment, which comprises more than one half of our business, it is up 2.4 percent for both the third quarter and 9 months period with growth across all of our OEM units.

This helped offset declines in the domestic aftermarket, some softness in the Euro Zone and the loss of Venezuelan sales.

Our total OEM business for the third quarter is up and we’ve consistently grown our OEM business, and I feel confident this is a trend that should continue over the next several years with bigger gains as some of our newly awarded programs kick off beginning in 2015 and running through 2020.

Our domestic aftermarket business is down both for the 3 and 9 month periods as expected and primarily due to satellite radio sales. To put this into context, this category is down a little over 11 million year-to-date.

Some of our other aftermarket lines have been declining as well; however, we have a number of new products coming to market and in new categories, which should help reverse this trend. We’ve recently taken steps to realign our aftermarket business to focus on new technologies for both the aftermarket and for consumer markets, and I’ll touch on that momentarily.

Within premium audio, our premium audio sales were up 3 percent for the 3 months and down less than 1 percent year-to-date. Newer products are selling well and recent promotions have resulted in greater sales and increased brand awareness.

As I mentioned earlier, we could’ve posted stronger sales in this category, but we made a strategic decision to protect price and brand integrity and our customers’ margins. Sound bars, sound decks and our new music centers have been well received and will be future growth drivers for us.

Our SB1 and SB3 sound bars are selling well and we just introduced 2 new (Clicks) music centers, the (Clicks Gig) and the (Clicks KNC3) and literally just a few weeks ago launched the Stadium, an ultra-high performance music center with incredible sound priced at $2,000.

Magnet and (Heco) music centers are also - were also recently launched in Europe. We are also seeing increased activity in the commercial space. New movie theaters are being built, construction and homebuilding numbers are pointing upwards.

We have identified this market segment as a potential growth driver for us as the worldwide economy improves and we will focus our resources to expand in this area. Within consumer accessories, sales were up 3.5 percent during our third quarter and are 7.9 percent off year-to-date.

Softness in the German market coupled with the fact that the (inaudible) anniversary approximately 7.7 million of sales of set top boxes associated with the conversion of analog to digital broadcasting in Germany was one driver.

The other was the exiting of a little over 12 million in domestic lower margin products. Excluding this, our consumer accessory business is up, although we will always have to deal with end of life products and programs, and while technology will always create an end of life challenge for a category, we believe we are just about done exiting margin challenge product, which should bolster our performance moving into next fiscal year.

We also continue to expand our global retail distribution base and the products sold into these channels. Power and charging products incentives in our line of Bluetooth indoor and outdoor wireless speakers, are driving our growth and we have a number of exciting new products, which makes me confident in our ability to grow organically.

Now, let me transition my remarks to some of exciting developments within the company which were announced at our press conference on Monday. So first, the creation of Voxx (Hirschman). Given the opportunities we see in the global OEM market, we have realigned our operations by combining all of our OEM groups into one business unit.

The combination of our (Hirschman) Audio Voxx (inaudible) and envision O.E. assets should significantly strengthen our status as a true tier 1 global manufacturer and open up new sales channels for us in the future.

We have over 200 engineers within this group with product development and engineering facilities located in Europe, Asia and the United States, and manufacturing facilities strategically located in Hungary, Germany and the U.S.

By combining everything into one unit, we’ll be in a much stronger position to leverage shared R&D and bring to our customers not just products, but solutions for their end markets across the world, solutions that will include our new mobile multimedia tuner modules, systems that house a wide variety of wire incentives into one module with one Ethernet connection to the vehicle center stack, which we believe eliminate wait, cost and expensive validation fees for our global OEM customers.

Our new E-Hub system that allows content sharing between rear seat screens in the vehicle and portable devices and smart incentive technology for asset tracking in the automotive and transportation industries.

To lead this initiative, we have appointed (Ludwig Geiss) as president and chief executive of Voxx (Hirschman). (Ludwig) is a 30-year veteran of the automotive industry and a former CEO of the (Inaudible) Solutions Group with Siemens VDO Automotive.

Our team in Europe will concentrate its efforts on the European and China markets and our domestic team will focus on North and South America.

As I mentioned previously, another important development is the creation of Voxx Electronics call. We have folded our aftermarket automotive group into this newly formed operation and (Tom) alone will head up this subsidiary as president.

We will continue to drive mobile innovation by focusing on some of the newer technologies such as connectivity, (telematics), Android-based RSE and more, but Voxx Electronics will expand its focus and develop products within the biometrics and advanced imagery categories.

We believe entry into these markets will reverse the decline in our aftermarket business and set the tone for future growth. At the show, we debuted two of these products this week. Our new 360 fly action camera captures full video in full 360 degrees. Perfect for mounting on a skiers helmet, surf board, skateboard, a bike. It is the perfect action camera with features and tools that are not available on the market today.

Reception to this point has been outstanding. (Myrus), our new iris scanning product allows you to bypass computer passwords and provide a level of security that is second only to DNA. Companies and consumers spend millions of dollars protecting themselves against fraud and protecting their identity.

This product has enormous potential as well, both in the enterprise and the consumer marketplaces. Some of the other new products you don’t hear at the show for the first time from our consumer accessory group, we unveiled our Bluetooth outlook speakers, a speaker that plugs into your wall outlet and streams music from your smartphone via Bluetooth. You can play, power and charge the device all at the same time from a single source.

Under acoustic research, we introduced portable wireless speakers designed for both indoor and outdoor use and there are vertically and lighthouse brands. We’re growing our 808 audio product line with the launch of our new Hex line of affordable Bluetooth wireless speakers, quick and easy wireless connections to your smartphone, tablets, computers and other wireless media players.

New duo and studio over-the-ear headphones round out the 808 audio headphone line. We’ve entered to the emergency preparedness market with our Champ line of products designed for use during natural disasters, power shutdowns and other safety-related events.

The Champ line is designed around the need in emergencies for lighting, charging, communication and information. Whether you need to charge a device, make that emergency phone call, have backup lighting and power, or simply need to receive emergency updates, we have three new products that we have introduced that we believe will do very well.

And finally under our (Turk) brand, we launched MyWay TV antennas with streaming (inaudible) service, the first product to give consumers HD over the (inaudible) streaming - over the (inaudible) streaming and programming all in one package with more than 1,000 channels of programs.

In our automotive group, in addition to all of the products I touched upon earlier, we also announced at the show that we formally entered the ADAS market. That’s Advanced Driver Assistant Systems with a new driving video recorder, a DVR in your car that continuously records your driving and automatically locks in one minute before and three minutes after an event so it can’t be erased or recorded over.

A great tool for consumers, for fleets, for insurers and others. Our (Jenson) line launched (Jenson Dub) Edition, a collaboration with our engineers and the creators of Dub Magazine that features amps and speakers designed for the urban (inaudible) market, and a line of rear seat entertainment systems with HDMI, MHL activity that allows direct-connection to your smartphone, tablet or computer allowing for direct playback of content through your in-vehicle screens.

And in premium audio, we showcased many of our current product lines that have been selling quite well at retail, as well as, our new music systems, our sound bars, and a complete line of headphones targeting the fast-growing gaming market.

In music centers under (Clicks), we had on display are the Stadium KMC3 and KMC1 systems. All have been well received and we are expecting strong growth in this category in fiscal ’15. In sound bars, our SB1 and SB3 continue to be flagship products. This is another expected area of growth.

And in headphones, a complete line of in-ear headphones with our S4, S3M, X7 and X11I models. And the on-air category, we had our new status headphones on display as well as our Image 1 Bluetooth models, and lastly, our new KG200 and KG300 (inaudible) new models.

I know that’s a lot of information, but there are a lot of exciting new products that we’ve unveiled at the show. To sum it up for the most part, we’ve been tracking to plan and I remain bullish with our prospects over the next several years.

I think we’re in a position now with much of our transformational programs complete to grow our core business and while making the right tactical acquisitions that will extend our market penetration across any and all of our three business segments.

For fiscal year ’14, we see sales being a bit lower than initially projected in the 825 to 830 million range. Not a major shift. We believe we’ll achieve the 28.8 percent growth profit margin that we previously guided to.

Our expenses are in line and we have had an increase in other income that will positively impact net income, EBITDA and cash flow. And as a result, we expect a roughly 3 million improvement in EBITDA versus forecast, now guiding to 65 million, and roughly a 3 million improvement in our free cash flow forecast now guiding to approximately 40 million.

We’re not in a position today to provide firm guidance on next fiscal year. It’s just a bit too early. But with everything we know and have lined up coming out of the show in terms of new products, customer places, new programs, and that we have in development, I see no reason why we can’t grow our core business by 3 to 4 percent in fiscal ’15, and additional growth coming from some of the new categories that we’re just introducing at the show.

If the global economies rebound any quicker, or if any of the bigger programs or deals we’re pursuing materialize, potentially we will see a bit more. Our frame from that type of optimism until I see a stronger you as retail environment and more growth coming out of Germany and the Euro Zone, but for now, I feel good about our prospects next year.

Today, we manufacture approximately 30 percent of our products and we developed a good number of others who are a profound and aggressive commitment to R&D. We are focused on developing unique solutions for our customers and end consumer that’ll enhance the delivery of content in both portable and mobile environments.

The capital investments we made this year will lower our fixed expenses next year and beyond and we are continuously looking to lower costs where we can while investing in future business opportunities.

I look forward to increased improvements in the domestic market and a gradual improvement in the Euro Zone during 2014, which should go well for us. We’re executing on our strategy and hitting on milestones and I remain confident in our market position and potential.

And with that, now, I’ll turn the call over to Mike for a review of our financial performance and then we’ll open it up for questions. Michael?

Michael Stoehr:
Thanks, Pat, and good morning. I’m here in New York where it’s a bit colder today than in Las Vegas. I’ll start this morning by covering our results of operations, then I’ll cover some balance sheet information before we open up the call for questions.

First, the 3-month comparison. Fiscal ’14 third quarter sales were 245.8 million of 1.1 percent. On a segment basis, automotive segment sales were 121 million of 2.4 percent. Premium audio sales were 65.6 million, up 3 percent. And consumer accessories were 58.8 million of decline of 3.5 percent.

Within automotive, we had a number of programs that continue to contribute to the quarter. Our domestic OEM business was up 2.6 percent and our international OEM business excluding Venezuela was up by 21 percent.

As we’ve indicated, we are not planning for any real sales in Venezuela this year given the political and economic environment. We experienced anticipated lower aftermarket sales primarily through satellite radio products.

We also had lower sales of aftermarket car radios. Within premium audio, our domestic business was up 7.1 percent, and our international sales declined by 8.5 percent. As Pat mentioned, new products such as sound bars, Bluetooth and wireless speakers and new cinema speakers were the primary growth drivers for the segment.

The consumer accessories group declined 2.1 million, or 3.5 percent. Note, however, during the quarter, we exited approximately 5.9 million with the lower margin product lines, which, again, was part of our plan.

Our domestic business is holding firm and we’re growing nicely in the wireless and Bluetooth speaker categories. There are other lines that have posted nice gains as well such as our new line of (inaudible) speakers and our sound flow digital clock radios.

These increases are helping offset our end of life product exits, as well as, some of the continued softness in the German and Euro Zone market. For the 9-month period, sales were up 6.2 million in 1 percent. As Pat noted for the year-to-date, satellite radio, Venezuela and planned CG exits totaled in access of 30 million in sales.

Turning to our gross margins, our gross margins came in at 28 percent versus 28.8 percent for the comparable quarters and 80-basis point decline. For the 9-month period, gross margins were 28.5 percent versus 27.9 percent, a 60-basis point improvement.

During the quarter, we closed out some of our older inventory. We also have lower international sales primarily in premium audio and consumer accessories and lower Venezuela sales, which typically carry higher margins.

These reduced sales also contributed to the decline in third quarter and offset some of the gains we are looking at in our year-to-date comparisons. On the other hand, stronger margins in our automotive segment have continued throughout the year and we’re up 290 basis points for the 9-month period and tracking in line with guidance.

We reported a 2.1 million increase in our operating expenses for the comparable quarters and a 9.7 million increase for the 9-month period. For the quarter, one, we had higher salary compensation expenses of 1.8 million principally at (Hirschman) where we brought on new engineers and personnel to support several new programs offset by reductions in our (Clicks) operation.

Our marketing spend increased by 900,000 primarily in premium audio. Professional fees increased by 900,000 as a result of a one-time reimbursement that occurred in prior year did not repeat itself.

These expenses were partially offset by reduced occupancy costs at the RCA (Clicks) level and a customer reimbursement for OEM-related expenses. For the 9-month period, higher salary compensation expenses totaling 6.7 million, these expenses were primarily in (Hirschman), again, in new - as new programs come on - come online and also due to the shorter period last year given the timing of our acquisition.

Marketing spend increased 900,000. Again, principally in the premium audio group. Higher R&D costs in our OEM group of 1.4 million. (Clicks) integration expenses of 1.3 million. A recovery related to payroll benefits from fiscal ’14 that did not occur this year for 900,000, and this was offset by lower occupancy costs, expense reimbursement from an OEM customer and lower professional fees.

We reported operating income of 16.6 million versus 19.8 million for the quarter comparisons and 22.2 million and 29.7 million of the 9-month periods. The lower operating income for the quarter is due primarily to higher expenses as a result of the expenses I just covered.

And for the 9-month period, it’s due to lower sales volume comparable with higher expenses. We had planned for much of this in our budgeting process and made note of higher salary and marketing expenses on our prior calls.

We expect to save approximately 4 million next year as a result of our ERP implementation and facility consolidation as we’ve completed the (Clicks) systems integration.

We had approximately 500,000 decline in our interest and bank charges or bank obligations for the 3 months comparisons, and more than 600,000 decline for the 9-month period. For the quarter, these expenses were 1.8 million versus 2.3 and for the 9-month period, 5.6 million versus 6.2 million as a result of debt reduction.

Our joint venture, ASA, continues to do better as a successfully penetration market. We reported a 1.5 million for the quarter, a 300,000 gain, and 4.8 million for the 9-month period, a 1 million gain in equity income of our equity investment.

And lastly, other net income for the third quarter was 5.6 million versus other net income of approximately 800,000 last year. The majority of this increase was related to a 4.3 million payment due to (Hirschman) from one of its longstanding customers.

It was related to a short fall for forecast in prior fiscal years. This was not a contractual obligation. And claim was made to our customer and was accepted during our third quarter. Note, that from time-to-time, (Hirschman) has made similar claims with its customers and we could have pickup similar to - into future years. Though, of course, this is not a certainty.

The effective tax rate for the 3 and 9 months ended November 30, 2013, was a provision of income taxes of 29.4 percent and 31.4 percent compared to a provision of income taxes of 32.2 and last year’s third quarter and a provision of 32 percent for the 9-month period.

As a result above, a reported net income of 15.4 million and net income from common diluted share of 63 cents versus net income of 13.2 million or 56 cents a share - common diluted share in the comparable fiscal ’13 in third quarter.

For the 9-month periods, net income was 22.4 million, or 93 cents per diluted shares versus 12.2 million, or 52 cents per diluted share. Our EBITDA came in at 27.7 million versus 25.8 million in fiscal 2013 third quarter.

An increase of 1.9 million. For the 9-month periods, EBITDA was 50.3 million versus 36.4 million, an increase of 13.9 million. Once again, there was a lot of activity for the comparable periods.

As we’ve made acquisitions, we’re going through realignments within our business units, upgrading our systems and have received a number of cash settlements, which possibly impact cash flow.

As such, adjusted EBITDA was 23.5 million versus 25.7 million for the quarterly comparisons and 42.7 million versus 49.1 million for the 9 months. I will first cover the quarterly adjustments.

In fiscal 2014, third quarter, we have the following adjustments - we adjusted 4.3 million for the contract shortfall payment due as I’ve just discussed, offset by 63,000 in stock-based compensation and 32,000 in restructuring charges.

In the comparable third quarter last year, we adjusted 215,000 for net settlements, offset by 63,000 for stock-based compensation, and 56,000 related to acquisition costs. For the 9-month comparison, we added 4.3 million for contract shortfall payment due, 4 million in net settlements, approximately 900,000 Circuit City recovery, 200,000 restructuring charges associated with our Asia warehouse facility.

There was - this was offset by 1.3 million and restructuring charges related to (Clicks) and 552,000 for stock-based compensation. Note, the restructuring charges are a result of our ERP upgrade, which permitted the consolidation of administrative and operational groups at (Clicks) onto our Voxx platform.

For fiscal ’13 for the 9-month period, we adjusted for the 7.7 million for net settlements, 2.7 million related to the loss and foreign exchange contracts due to the (Hirschman) acquisition, and 1.7 million in acquisition related costs.

Approximately 800,000 in charges related to the change in our (Clicks) warehouse in Asia and approximately 200,000 in stock-based compensation. We are now completing the last phase of the (Clicks) integration.

We anticipate there will be further restructuring charges in the fourth quarter of approximately 1 million related to severance for personnel. As a result, our fixed expenses in the future year periods will be lower and equally important. We will be able to operate more efficiently.

Looking forward, we are raising our EBITDA guidance from 62 million from 65 million, and we operating free cash flow from 37 million to 40 million. Now, to our balance sheet.

Our A.R. returns were 4.6 times in fiscal 2014 versus 4.5 times in the comparable period of fiscal 2013. This is due to the shift in our sales mix in customers. Our inventory terms were 3.3 compared to 3.2 for the same periods last year as our distribution programs continue to impact our inventory levels.

Our cash position was 16.3 million as of November 30th versus 19.8 million after February 28th. Our total debt as of November 2013, which is inclusive of all mortgages and capital leases, stood at 140.9 million compared to 199.5 million as of November 30, 2012.

We reduced this by approximately 60 million. Our bank debt as of 11-30 includes 48.8 million of borrowings under our term loan and 66.5 million on the revolver for a total of 115.3 million versus 180.6 million last year.

As of today, our bank debt is 107 million. As I noted on last quarter call, our borrowing needs increased in the third quarter and into the early parts of the fourth quarter to support the peak selling season over the holidays and then it comes down.

We are well on track to exit this year with total debt less than 100 million with a leverage ratio under 2 times. Our leverage ratio as of the quarter end was 1.92 and our borrowing spread in the fourth quarter will be 1.75, and will further be reduced in the first quarter to 1.5.

This is down from 2.25 percent from last year. Additionally, CAPEX for the third quarter was 3.9 million and through the first 9 months of this year, CAPEX is approximately 9.6 million. We are still looking at CAPEX for the year at slightly north of 12 million.

We announced this morning a third amendment to our bank facility with Wells Fargo as the administrative agent. The new amendment sets up a 200 million revolving credit facility with LIBOR plus a range of 1 to 2 percent subject to the company’s total leverage ratio.

This amends the previous facility where we had a $110 million revolver, plus a 75 million term loan payable 15 million per annum with a pricing range of LIBOR plus 1.25 to 2.25 percent.

As a result, our availability under the old amendment as of 11-30-13 was 43.5 million, would have been 85 million under this new amendment. As of today, our excess availability is 93 million as our debt has been reduced from 115.2 million as of 11-30-2013, to 107.2 million.

The terms and conditions of this facility provide more flexibility and supports the company’s huger financial needs.

In summary, while we have guided sales slightly lower, a lot of it is to simply business decisions and things we do have control over. Margins are tracking generally aligned with where we thought they’d be as our expense levels.

We’re investing now in aligning and consolidating our operations to lower expenses in the future and we’ll continue to be opportunistic in this regard. Our inventory positions are clean, our balance sheet is in good shape, and we’re paying down debt and increasing our flexibility, which is important to us.

Our revised banking agreements provide us with more resources to support our growth and I’ll reiterate what Pat just said. We believe we’re ending the downward sales trends and see opportunities for expansion as we move forward in the next fiscal year.

As a result, we are focused on making sure we’re generating more cash, strengthening our balance sheet to support the projected increase in sales and our acquisition initiatives. That concludes my remarks.

(John), Pat and I would be happy to take any of your questions. Pat?

Pat Lavelle:	Thank you, Mike. And at this point, we’ll open it up for questions.

Operator:
Ladies and gentlemen, if you’d like to ask a question at this time, please press star then one on your touchtone telephone. If your question has been answered or you wish to remove yourself from the queue, please press the pound key.

Our first question comes from Robert Stone. Your line is open.

Robert Stone:
Good morning, gentlemen. Thanks for taking my question. The first thing I wanted to ask about was gross margin. I think you said you’re still expecting to get to your target for the year, which looks like that would imply a sequential improvement in the fourth quarter.

Can you just confirm if I’m interpreting that correctly and what would drive the rebound in margins in the last quarter? Thank you.

Pat Lavelle:	Good morning, Rob. There are two things there: One is we had a little bit more promotional activity in the third quarter being the Christmas quarter than we will in the fourth quarter.

And then traditionally, our margins will drift upwards in the fourth quarter because a number of the MDF programs, volume-incentive rebates that we maintain with our customers, are accrued at 100 percent meaning that we expect everyone to hit.

And then towards the end of the year after Christmas, we can determine who’s not going to reach their numbers and we essentially release those reserves back into profits, which gives us a boost in our earnings typically in every fourth quarter.

We’re going into the fourth quarter in a better position than we were last year coming out of the third quarter, so I do believe that we’ll be able to meet that 28.8 percent guidance that we gave earlier in the year.

Robert Stone:
Great. A follow-up question, if I may. On operating expenses, so you mentioned that there would be a charge in the fourth quarter related to severance and I was thinking that with the reorganization and combining a number of things into the two new entities that there might also be some opportunity for synergies.

So can you - can you say what the impact should be on the quarterly run rate of operating expenses taking those actions into account?

Pat Lavelle:
Well, it changes a little bit from quarter-to-quarter, but basically what we’ve looked at previously that the rules we’ve made (inaudible) consolidation that we put in place this year should save us approximately $4 million in overhead. OK?

What we’re picking up in the - what we’ve picked up so far this year and what we pick up in the fourth quarter is severance expenses and some realignment expenses, relocation expenses that should not and will not repeat next year.

So really, the work that we’ve done this year will be reflected in our overhead next year.

Robert Stone:	Oh, $4 million on the year? It’s about a million a quarter.

Pat Lavelle:	Approximately, yes.

Robert Stone:
On the last question - the last question I had is with respect to the - to the classifications, there was a fairly significant drop in the - in the amount of engineering and tech support expense in the quarter versus the prior quarter while SG&A went up.

Was there something special going on there in engineering?

Michael Stoehr:
This is (Mike Stork) speaking. Inside the cue, by the way, there’s a much more detailed explanation on page 14, but basically, the company operates on programs where we see milestone payment for expenses related to projects. We did receive payments in the third quarter, as well as, there were certain charges made. So the net was about 3 million.

Robert Stone:	OK. So that probably rebounds to a - to a more typical run rate in the (inaudible)?

Michael Stoehr:	Well, the - you will see, you know? It’s not sequential, but there are payments from time-to-time as we meet milestones that came in.

Robert Stone:	OK. Great. Thanks for taking my questions.

Michael Stoehr:	You’re welcome.

Operator:	Our next question comes from Lee Giordano of Imperial Capital. Your line is open.

Lee Giordano:
Thank you. Good morning, everybody. So it sounds like for your guidance next year, a 3 to 4 percent growth in the core business, that there might be some upside from new categories. I was wondering if you’d talk about which categories you see as providing some upside to next year and the timing of the - of the shipments when some of these launches might start hitting the P&L? Thanks.

Pat Lavelle:
OK. We’re anticipating that within the two new categories that we - that we showed here at the show, the imaging, and the biometric category, we’ll start to see sales in the April, May, June timeframe as we introduce those products.

The - what I see is, as Mike had indicated, you know, we have come pretty much to the end of the exiting of lower margin products as the lifecycles of those products end. So I don’t think we’re going to be fighting that as we - as we go into 2015.

We’ll be - it’ll be the normal C.E. average selling price drop and things like that, and our new products normally offset that and give us growth. So with what the existing teams are doing at looking at 3 to 4 percent on our core business, and then when we factor in some of the new categories, they can potentially be explosive.

The new 360 fly that we’re introducing is a 360-degree camera that will record everything around you as you see or as you surf and is clearly a technology that surpasses what’s out there in the market today.

The response that we’ve received that show has been very, very good. So any sales that we pick up with that product will be added onto the core increases in sales that I expect, and then also our Irish product, again, very, very good reception here at the show and certainly sales that we will realize during the year, which will further increase sales in these new categories.

So depending on how quickly we get it to market and the reception that we get from retail as far as placement, a lot of times the bigger retailers, even though the product is ready, they’re not ready for a placement we - so we may have to wait until a September launch or something like that.

Those will be the - you know, the impediments to just growing the sales as soon as the product is ready, but all-in-all, we anticipate some good growth there. Now, with that said, there is an investment in building the distribution whether it be in displays, whether it be sliding charges or things like that that we will incur as we get ready for this - for this introduction.

But all-in-all, I expect some good sales in these categories, which will add to our organic growth.

Lee Giordano:	Thank you.

Operator:	Your next question comes from Mike Malouf of Craig Hallum. Your line is open.

Mike Malouf:	Great. Thanks a lot for taking my question. First question is on gross margins as we look at it in the fiscal 2015. I know that your target was always to try to get the overall company to 30 percent.

Is that still a good target for you guys? And maybe in the same realm of the question, when you look at 2015, do you still see any amount of product that you need to exit, you know? Maybe it’s even $10 to $20 million or do you think that headwind is gone now? Thanks.

Pat Lavelle:
OK. As far as the margins, we’ll be consistent with I think what we’re seeing right now unless we do another acquisition with the criteria that I’ve laid out in the past that it be, you know, something north of 30 percent that will help drive our margins towards our target of 30 percent.

So with the current product next that we have today, some of the categories that were introduced are a little bit lower as far as their margin structure, as been some of our other products. So I think where we - where we are right now is something that we can look at, but as we do an acquisition or as any of these new categories come on, they I fully expect will favorably, you know, improve our overall GDP percentage.

As far as the exit of product, there will always be an end of life category that we’re going to have to deal with and we always have to deal with within the consumer space especially at retail dealing with average selling prices that drop.

So a 10 percent drop means that we have to do 10 percent more in volume just to stay even. But the issues that have faced us over the past 3 or 4 years where we had a number of categories that were going through their end of life cycle, that we do not see repeating.

So it will not have the impact that we’ve seen in recent years.

Mike Malouf:
OK. Great. And then with regards to the acquisitions, you know, it looks like the balance sheet is in a much better place than it was a year ago giving you - and then obviously with this new credit - agreement, you have the flexibility to, I guess, get back out there and, you know, look at acquisitions a little bit more aggressively than you had.

Can you talk a little bit about the environment now, how’s pricing, are you seeing a lot of opportunities?

Pat Lavelle:
You know, when we went into fiscal 2014, we had indicated that because of the ERP upgrade and the consolidation that we were going to have on the back end of some of our operations that we would focus on that and not the acquisitions; however, we are fully back to looking at acquisitions, companies that will fit the criteria that we’ve laid out and that will fit within the existing group so we can leverage existing overhead.

There is activity. We are talking to companies. As far as valuations, you know, that remains really depending on the company or the category that we’re talking about, but with the economy improving and generally margins improving and within companies, you can expect to see some multiples improving as well.

Mike Malouf:	OK. Great. Thanks for taking my questions.

Pat Lavelle:	You’re welcome, Michael.

Operator:	Our next question comes from Scott Tilghman of B. Riley. Your line is open.

Scott Tilghman:
Thanks. Good morning and I apologize. I have Vegas voice and I’m not even in Vegas. I wanted to touch on a few of the items, first off, with respect to fiscal ’15 revenue guidance. Obviously, no Venezuela in there. It doesn’t sound like any currency benefit, no growth from some of the new categories.

And Pat, you hinted at this a little bit, but I’m curious if you need to explore some new retail channels, new retail partners in rolling out some of these products.

Pat Lavelle:
Yes, and that is part of the investment that we will make, you know, whether we - right now, our traditional distribution model does not go heavily into, you know, surf shops, board shops, ski shops and things like that.

So that’s - those are some of the areas that we would have to build up and then we are currently in the position of bringing on people with experience in those - in those channels, contacts in those channels.

So those are the types of investments that we will be making along with the other investments needed to, you know - to market the product and so forth.

So it will be expense. You’ll see it, you know, within our upcoming quarters and some of those expenses will impact the quarter because we won’t have some revenue, but I would - I would - I would think that with a April/May rollout of most of the products that any introduction of these products will be very accretive for the company during the full fiscal year.

Scott Tilghman:
Thanks. Second, I wanted to touch on operating expenses and make sure I’m hearing you correctly. It sounded like there are 2 $4 million discreet benefits heading into fiscal ’15, one from the restructuring activity and second from the, you know - the overlap of the ERP implementation; is that correct or are you talking about the same $4 million?

Pat Lavelle:
Well, it’s that - no, that’s pretty much the same because basically what we’re looking at, the ERP implementation allowed us to take down certain backend overhead. So we couldn’t get that done until we had the ERP system in.

There are some expenses that are associated with the ERP system, but really, it is the overhead that we’ve been able to eliminate - the duplicated overhead that we’ve been able to eliminate because of the ERP implementation.

Scott Tilghman:	The next thing I wanted to touch on is just the EBITDA guidance. Obviously you offer the - you know, the gap and the adjusted. Are we looking at 65 million as being an adjusted figure or a gap figure?

And then separately, I wanted to verify that you’re not including the debt discount amortization in that figure.

Michael Stoehr:	This is Mike speaking. It’s the gap EBITDA and the debt own and the debt discount is not - is out of it. Data back.

Scott Tilghman:	Great. And then last thing then I’ll turn it over to someone else, the guidance for debt levels below 100 million, are you talking the bank debt only or the total including the capitalized leases?

Michael Stoehr:	It’ll be the bank debt.

Scott Tilghman:	Perfect. Thank you.

Pat Lavelle:	Thank you, Scott.

Operator:	Once again, ladies and gentlemen, if you’d like to ask a question, please press star then one on your telephone.

Our next question comes from Sean McGowan of Needham. Your line is open.

Sean McGowan:	Hi, guys. How are you doing?

Pat Lavelle:	Good morning, Sean.

Michael Stoehr:	Morning.

Sean McGowan:
Hi. I had a couple - I wanted to follow-up on an earlier question regarding the engineering and technology services expense because I didn’t quite get the full answer. Is the - should we expect it in the - in the fourth quarter to kind of go back to the rate that it was at in the second and first quarter?

I mean, it’s been on a - on a kind of an extended streak of growing I don’t mean dollars, but as a percentage of sales. So, you know, we should see a rebound, you know, back up to a much higher level in the fourth quarter?

Pat Lavelle:
Well, basically what we look at, we’ve brought on a number of engineers to work on - actually, in the third quarter we brought on approximately 26 new engineers within our European operation to work on the many different programs and products, you know, that were set to deliver over the next 2 or 3 years.

So that, you know - that will be constant within our - you know, our R&D spend. That’s...

Sean McGowan:	Well, I figured that, but you’re not going to see any offsets like you did in the third quarter, you know, of...

Pat Lavelle:
As far as the offsets, as we hit milestones - within some of the contracts that we have with our OEM customers, as we hit milestones, we are paid non-recurring engineering, and those expenses, yes, do offset all that.

Sean McGowan:	OK. And then...

Pat Lavelle:
Without the overhead expense. And that - we have - we have many programs where we will be receiving income, you know, as we deliver a particular sample or as we get closer to launch date and meet the milestones that are built into our contracts.

Sean McGowan:	So the timing is not really that certain? OK. And then...

Pat Lavelle:
I think it’s based on, again - there is certain timing where we do have to meet, we have to deliver a sample - a working sample of this or that by this particular date. That’s what the teams work - you know, work on, making sure they maintain the launch dates, maintain the milestones because that - within the OEM space is very, very disciplined.

Because of the production of the vehicle, you have to stay online with production of whatever part it is that you’re manufacturing for that car. Otherwise, you throw the whole schedule off.

So it’s very disciplined and those milestones are worked at and we work very, very hard to maintain them. One of the reasons why we brought in additional engineering is to make sure that we were maintaining the different milestones and launch dates for our partners.

Sean McGowan:
OK. And my other question was for Mike. On - to talk a little bit about factors that made the tax rates so low in this quarter and what should we expect for the balance of this year and should we just be assuming kind of a 37 percent rate going forward?

Mike:
Yes. What happened, we got tax credits from Venezuela on hyper face - hyper inflationary accounting, which offset the reduced tax rate for the quarter, the 29 percent. You can continue to use 37. We are very aggressive in our tax positions, but for gap purposes, you can use 37.

Sean McGowan:	OK. All right. Thank you. Good luck.

Pat Lavelle:	Thank you, Sean.

Mike:	Thanks, Sean.

Operator:	I’m showing no further questions. Please proceed with any further remarks.

Pat Lavelle:
If there are no further questions, I would like to thank you for your interest in joining us this morning. We’re very excited about what’s coming out of the show and we’re looking forward to really getting into some of these new products and seeing all the different things at all the different groups are working on.

We’re moving in and we’re starting 2014 on the right note. So with that, I wish you a good afternoon and once again, Happy New Year.

Operator:	Ladies and gentlemen, thank you for participating in today’s conference. This does conclude the program and you may all disconnect. Everyone, have a great day.

END